UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2012

PennyMac Mortgage Investment Trust

(Exact Name of Registrant as Specified in Charter)

Maryland	001-34416	27-0186273
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of Principal Executive Offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 2, 2012, PennyMac Mortgage Investment Trust (the “Company”) entered into a master repurchase agreement with Barclays Bank PLC (“Barclays”), pursuant to which one of the Company’s wholly-owned subsidiaries, PennyMac Corp. (“PMC”), may sell, and later repurchase, newly originated mortgage loans in an aggregate principal amount of up to $100 million (the “Loan Repo Facility”). The Loan Repo Facility will be used to fund newly originated mortgage loans that are purchased from correspondent lenders by PMC and held for sale and/or securitization.  The Loan Repo Facility is committed for a period of 364 days, and the obligations of PMC are fully guaranteed by the Company.  The mortgage loans are serviced by PennyMac Loan Services, LLC.

The principal amount paid by Barclays for each eligible mortgage loan is based upon the lesser of the unpaid principal balance or a percentage of the market value of such mortgage loan.  Upon PMC’s repurchase of a mortgage loan, it is required to repay Barclays the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase.  PMC is also required to pay Barclays a structuring fee for the Loan Repo Facility, as well as certain other administrative costs and expenses in connection with Barclays’ management and ongoing administration of the Loan Repo Facility.

The Loan Repo Facility contains margin call provisions that provide Barclays with certain rights in the event of a decline in the market value of the purchased mortgage loans.  Under these provisions, Barclays may require PMC to transfer cash or additional eligible mortgage loans with an aggregate market value in an amount sufficient to eliminate any margin deficit resulting from such a decline.

The Loan Repo Facility requires PMC to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth of not less than $65 million, plus 50% of its positive quarterly net income for the prior quarter, (ii) a minimum of $7.5 million in unrestricted cash and cash equivalents, (iii) a maximum ratio of total liabilities to tangible net worth of less than 10:1, (iv) a maximum ratio of liabilities to tangible net worth, in each case related to other than newly originated mortgage loans, of less than 3:1, and (v) profitability for at least one (1) of the previous two consecutive fiscal quarters.

The Loan Repo Facility also requires the Company to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth of not less than $400,000,000, plus 75% of the aggregate net proceeds received by the Company in connection with any future equity issuances, (ii) a minimum of $10 million in unrestricted cash and cash equivalents among the Company and/or its subsidiaries, and (iii) a maximum ratio of total liabilities to tangible net worth among the Company and/or its subsidiaries of less than 3:1.

In addition, the Loan Repo Facility contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, servicer termination events and defaults, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction.  The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Loan Repo Facility and the liquidation by Barclays of the mortgage loans then subject to the Loan Repo Facility.

The foregoing description of the Loan Repo Facility and the related guaranty by the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the master repurchase agreement, which has been filed with this Current Report on Form 8-K as Exhibit 1.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Master Repurchase Agreement, dated as of July 2, 2012, among Barclays Bank PLC, PennyMac Corp., PennyMac Loan Services, LLC and PennyMac Mortgage Investment Trust

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

/s/ Anne D. McCallion
Dated: July 10, 2012
Anne D. McCallion
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Master Repurchase Agreement, dated as of July 2, 2012, among Barclays Bank PLC, PennyMac Corp., PennyMac Loan Services, LLC and PennyMac Mortgage Investment Trust